EXHIBIT 23(b)

EXHIBIT 23(b) – Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (on Form S-8 Nos. 333-36356 and 333-36358) pertaining to the 1998 and 1999 Stock Option Plans and the 2000 Employees’ Stock Purchase Plan of Clarion Technologies, Inc. to the use of our report dated April 10, 2002, with respect to the consolidated financial statements and schedule of Clarion Technologies, Inc. included in the Annual Report (Form 10-K/A) for the fiscal years ended December 29, 2001 and December 30, 2000.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
April 28, 2003